Exhibit 10.7
July 1, 2010
Mr. James E. Shields
4141 Walnut Meadow Lane
Dallas, TX 75205
Dear Jim:
We are pleased to offer you employment as Executive Vice President, Chief Financial Officer, MoneyGram International, Inc. (the “Company”) pursuant to the terms of this offer letter. This offer is pending approval of the Human Resources and Nominating Committee and the Board of Directors of the Company.
1. Position & Duties — You will serve as EVP, Chief Financial Officer, and in so doing you will report to the Chief Executive Officer (“CEO”). You will have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position, and will have such other or different powers and duties, as may from time to time be prescribed by the CEO. Your employment with the Company will begin on July 13, 2010.
2. Salary — Your annual base salary will be $350,000, paid in accordance with the standard payroll practices of the Company and from which will be deducted income tax withholdings, social security and other customary employee deductions in conformity with the Company’s payroll policies in effect from time to time. Your annual base salary will be reviewed annually by the Human Resources and Nominating Committee of the Board.
3. Bonus — You will be eligible to participate in the Company’s Performance Bonus Plan (“PBP”). Your annual PBP bonus targets will be established by the Board. Your annual PBP bonus will be (i) 70% of your annual base salary (“Base Target Bonus”) if the annual PBP bonus base targets are achieved and (ii) 140% of your annual base salary (“Maximum Target Bonus”) if the annual PBP bonus maximum targets are achieved. Your annual PBP bonus will be paid to you in a lump sum payable when such annual PBP bonus under the PBP is regularly paid to other PBP participants for such year but in no event later than the 15th day of the third month of the year following the year to which such PBP bonus relates.
4. Equity Arrangements — You will be eligible to participate in the Company’s equity incentive compensation program and, contingent upon approval of the Human Resource and Nominating Committee of the Company’s Board of Directors, you will be granted a non-qualified stock option to purchase 2,000,000 shares of the Company’s common stock pursuant to and subject to the terms and conditions of a Nonqualified Stock Option Agreement.

5. Benefits — You will be entitled to 32 days of Personal Time Off (PTO) per calendar year and you will be eligible to participate in the Company’s benefit plans and welfare plans, on the same basis as that generally made available to other senior executives of the Company, on such terms and conditions as may be in effect and/or amended from time to time, in each case to the extent you are eligible for such benefits under the terms of such plans. Enclosed to this letter is information on the Company’s benefit plans. New employees are eligible for benefits the first day of the month following date of hire, provided the online enrollment form is completed within the first 31-days of employment. The next opportunity to enroll in benefits would be during open enrollment or if a qualifying event occurs. Enrollment instructions and a password for the Company’s benefit website are issued on the first day of employment.
6. Termination of Employment — Your employment is at-will and may be terminated by you or the Company at any time and for any reason. In connection with your employment, you and the Company will enter into a Severance Agreement. The Severance Agreement will be in effect at the time your employment begins. Upon termination of your employment for any reason, you will resign, as of the date of such termination, from all positions with the Company.
7. Absence of Employment Restrictions — You hereby represent and warrant to the Company that (i) neither the execution and delivery of this offer letter nor the performance of your duties hereunder violates or will violate the provisions of any other agreement to which you are a party or by which you are bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of your duties hereunder, there are no agreements by which you are currently bound relating to employment or which contain any post-employment restrictions whatsoever.
8. Post-Employment Restrictions — The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment, entering into the Severance Agreement, the grant of a non-qualified stock option pursuant to the Nonqualified Stock Option Agreement and your subsequent employment, you will be required to sign the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement.
9. Pre-Employment Requirements — This offer of employment is contingent upon:
•	A satisfactory background check that includes verification of information recorded on your employment application and resume. To initiate your background check, please log on to www.myvci.com/moneygraminternational and provide the information requested.

•	Successfully completing a screening for illegal drugs. Information on the Company’s testing sites is enclosed. Testing must be completed within four (4) business days of accepting employment. The enclosed Forensic Drug Testing Custody and Control Form and picture identification must be taken to the testing site.

•	Proving identity and employment eligibility using items from the enclosed Acceptable Documents list.
For clarification and the protection of both parties, the above reflects all specific agreements between MoneyGram and you. All other terms and conditions of employment are considered covered by normal policy unless expressed here in writing. The information in this letter is not intended to constitute a contract of employment, either expressed or implied. Employment with MoneyGram is considered to be at will, which means either you or MoneyGram may end the relationship at any time.
We look forward to working with you and believe you will be a valuable addition to the Company. If you have any questions, please feel free to give me a call.
Sincerely,

/s/ Karen Tooker
Karen Tooker
VP Executive Compensation & Benefits
Please indicate your acceptance of this offer, by returning a signed copy of this letter to me.

Accepted by:	/s/ James E. Shields	Date: July 3, 2010
James E. Shields

cc: File

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